                                                                    Exhibit (11)

                                 STEPAN COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
        For the Three and Nine Months Ended September 30, 1998 and 1997
                                   Unaudited


(In Thousands, except per share amounts)            Three Months Ended    Nine Months Ended
                                                       September 30          September 30
                                                     1998       1997       1998       1997
                                                    -------    -------    -------    -------
Computation of Basic Earnings per Share
---------------------------------------
Net income                                          $ 5,032    $ 6,143    $17,864    $16,943
Deduct dividends on preferred stock                     224        267        673        801
                                                    -------    -------    -------    -------
Income applicable to common stock                   $ 4,808    $ 5,876    $17,191    $16,142
                                                    =======    =======    =======    =======

Weighted average number of shares outstanding         9,881      9,821      9,861      9,832

Per share earnings*                                 $ 0.487    $ 0.598    $ 1.743    $ 1.642
                                                    =======    =======    =======    =======

Computation of Diluted Earnings per Share
-----------------------------------------

Net Income                                          $ 5,032    $ 6,143    $17,864    $16,943
                                                    -------    -------    -------    -------

Weighted-average number of shares outstanding         9,881      9,821      9,861      9,832
Add net shares issuable from assumed exercise
   of options (under treasury stock method)             491        274        456        266
Add Weighted-average shares issuable from assumed
 conversion of convertible preferred stock              743        885        744        886
                                                    -------    -------    -------    -------
Shares applicable to diluted earnings                11,115     10,980     11,061     10,984
                                                    =======    =======    =======    =======

Per share diluted earnings*                         $ 0.453    $ 0.560    $ 1.615    $ 1.543
                                                    =======    =======    =======    =======

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*  Rounded

This calculation is submitted in accordance with Regulation  S-K, item
601(b)(11).